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CLAYTON HOMES, INC.

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Set forth below is the text of the press release issued by Clayton Homes, Inc. on July 18, 2003.

NEWS RELEASE

FOR IMMEDIATE RELEASE

July 18, 2003	Contact:	Investor Relations
	Phone:	865-380-3206
	Fax:	865-380-3784

Clayton Homes, Inc. (CMH: NYSE) Issues Letter to Stockholders

Dear Fellow Stockholders:

For those who were unable to attend the special stockholders’ meeting held on July 16, we are pleased to provide you with this detail. No vote was taken on the Berkshire Hathaway merger offer. On the recommendation of the company’s board of directors, a motion was passed by the stockholders present to adjourn the meeting until Wednesday, July 30, 2003, at 11:00 a.m. at the company’s headquarters, 5000 Clayton Road, Maryville, TN 37804.

Why was the final vote delayed? After Cerberus Capital Management’s expression of interest letter, several large institutional stockholders requested that additional time be given for bona fide bidders to have an opportunity to conduct due diligence and to consider making a superior proposal. The board was able to reach an agreement with Berkshire Hathaway that will allow additional time to accommodate potential offers that would be advantageous to stockholders. We have accommodated the stockholders’ concerns by giving other potential bidders a window beyond the original 39-day market check period.

Has this decision been productive? Yes, a confidentiality agreement has been signed with Cerberus Capital Management. Their due diligence request list has been received. The first wave of documents requested will be forwarded this afternoon, and we will welcome their representatives to tour our facilities and gather additional information that they may need beginning on Monday, July 21. The same privileges will be provided to others if bona fide offers surface.

This course gives stockholders the best of both worlds. The Berkshire offer is preserved, and Cerberus and other bidders now have the opportunity to conduct the due diligence necessary to submit a formal offer prior to our July 30 meeting. Management, as directed, is continuing to actively explore various finance alternatives to the asset backed securitization market, while looking for potential partnering opportunities.

Rest assured, that management’s and the board’s goal is—and has always been—to maximize stockholders’ value. With your patience, this postponement should give us a good view of the opportunity landscape.

Yours truly,

Kevin T. Clayton
Chief Executive Officer and President
Clayton Homes, Inc.

This press release contains forward-looking statements with respect to management’s beliefs about the financial condition, results of operations and business of Clayton Homes in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to: market conditions in the manufactured housing market, the degree of continued market acceptance of Clayton Homes’ products, competition, failure of the requisite stockholders to approve the merger, litigation related to the merger, and merger-related costs and expenses. The non-merger related factors mentioned above, as well as other factors that could affect Clayton Homes’ business, are discussed in Clayton Homes’ Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. Clayton Homes does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.